Exhibit 5

O L S H A N	PARK AVENUE TOWER ● 65 EAST 55TH STREET ● NEW YORK, NEW YORK 10022 TELEPHONE: 212.451.2300 ● FACSIMILE: 212.451.2222

June 20, 2013

SL Industries, Inc.
520 Fellowship Road, Suite A-114
Mount Laurel, New Jersey 08054

Re:           Post-Effective Amendment No. 1 to Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SL Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of Post Effective Amendment No. 1 (the “Amendment”) to Registration Statements on Form S-8 (333-175908 and 333-153026) (the Registration Statements”) being filed with the Securities and Exchange Commission on June 20, 2013 under the Securities Act of 1933, as amended (the “Securities Act”).  The Amendment relates to the adoption of the SL Industries, Inc. 2008 Incentive Stock Plan (the “Plan”) by the Company, pursuant to Rule 414 of the Act, as a successor issuer of SL Industries, Inc., a New Jersey corporation (“SL-NJ”).

We are familiar with the actions taken by the Company pursuant to that certain Agreement and Plan of Merger dated as of June 3, 2013 (the “Merger Agreement”) providing for the merger of SL-NJ, with and into the Company, then a wholly-owned subsidiary of SL-NJ, for the purpose of changing the state of incorporation of SL-NJ.

In connection with the foregoing, we have examined (i) originals or copies certified or otherwise identified to our satisfaction of the Amended and Restated Certificate of Incorporation and By-laws of the Company, each as amended to date, (ii) corporate proceedings of the Company, (iii) the Plan, (iv) the Registration Statements, (v) the Merger Agreement and (vi) such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

NEW JERSEY OFFICE
744 BROAD STREET, 16TH FLOOR
NEWARK, NEW JERSEY 07102
TELEPHONE: 973.331.7200
FACSIMILE: 973.331.7222

by appointment only
ANDREW B. LUSTIGMAN
PARTNER-IN-CHARGE
O L S H A N F R O M E W O L O S K Y L L P	WWW.OLSHANLAW.COM

June 20, 2013

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the shares reserved for issuance under the Plan have been duly authorized and, when issued pursuant to the terms and in the manner set forth in the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is based as to matters of law solely on the General Corporation Law of the State of Delaware (including the statutory provisions contained therein and reported judicial decisions interpreting these laws). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

We consent to the use of this opinion as an exhibit to the Amendment, and further consent to the use of our name wherever appearing in the Amendment and any subsequent amendment thereto.  In giving such consent, we do not thereby concede that our Firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

We advise you that one or more members of the Firm are stockholders of the Company.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP

OLSHAN FROME WOLOSKY LLP